Exhibit 23.3

Deloitte Anjin LLC 14Fl., Hanwha Securities Bldg., 23-5 Yoido-dong, Youngdeungpo-gu, Seoul 150-717, Korea Tel: +82 (2) 6676 1000 Fax: +82 (2) 6674 2114 www.deloitteanjin.co.kr

CONSENT OF INDEPENDENT AUDITORS

We consent to incorporation by reference in this Registration Statement of Dunkin’ Brands Group, Inc. on Form S-8 of our report dated April 29, 2011 related to the financial statements of BR Korea Co., Ltd. as of December 31, 2010 and 2009, and for each of the three fiscal years ended December 31, 2010 appearing in the prospectus, and to the reference to us under the heading “Experts” in such prospectus, which is part of this Registration Statement.

DELOITTE ANJIN LLC

August 8, 2011